SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 12, 2005
OmniVision Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-29939	77-0401990

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1341 Orleans Drive
Sunnyvale, California 94089-1136

(Address of principal executive offices)
(408) 542-3000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On August 12, 2005, OmniVision Technologies, Inc. (the “Company”), through its wholly-owned subsidiary OmniVision International Holding Ltd., entered into an Amended and Restated Shareholders’ Agreement (the “Amended Agreement”) with Taiwan Semiconductor Manufacturing Co., Ltd. (“TSMC”), VisEra Technologies Company, Ltd. (“VisEra”), and VisEra Holding Company (“VisEra Cayman”). The Amended Agreement amended and restated the original Shareholders’ Agreement that the parties entered into on October 29, 2003, pursuant to which the Company and TSMC agreed to form VisEra, a joint venture in Taiwan, for the purposes of providing manufacturing services and automated final testing services related to CMOS image sensors. In November 2003, pursuant to the terms of the original Shareholders’ Agreement, the Company contributed $1.5 million in cash to VisEra and granted a non-exclusive license to certain of its manufacturing and automated final testing technologies and patents.
     Under the terms of the Amended Agreement, the parties reaffirmed their respective commitments to VisEra, and expanded the scope of and made certain modifications to the original Shareholders’ Agreement. In particular, the parties agreed to raise the total capital committed to the joint venture from $50 million to $68 million, which commitments may be made in the form of cash or asset contributions. To date a total of $6 million in cash and assets has been contributed to VisEra. A minimum of an additional $23.5 million in cash and asset contributions will be made by each of the parties, with the remaining $15 million to be made by additional investors, additional contributions by the parties, or a combination thereof, provided that the parties have and will maintain equal interests in VisEra. Of the $23.5 million, the Company expects to contribute approximately $20.5 million of assets to the joint venture, including technology, plant and equipment currently owned by it or to be purchased with funds for existing commercial commitments, and net cash of $3 million.
     In order to provide greater financial and fiscal flexibility to VisEra, in connection with the Amended Agreement, the parties also formed VisEra Cayman, a company incorporated in the Cayman Islands. VisEra will become a wholly-owned subsidiary of VisEra Cayman and VisEra Cayman will complete the transactions contemplated by the Amended Agreement. Under the terms of the Amended Agreement, VisEra Cayman is required to use up to $12.6 million of the $18 million increase in the total capital commitment for the acquisition of approximately 30% of the issued shares of a third party entity, of which the Company currently owns less than 10% of the issued shares. As a result of the transactions contemplated by the Amended Agreement, the Company expects to consolidate the results of VisEra and the third party entity beginning in the fiscal quarter ending October 31, 2005.
     All other material terms of the original Shareholders’ Agreement remain in effect.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 18, 2005

OmniVision Technologies, Inc.
By:	/s/ Shaw Hong
Shaw Hong
President and Chief Executive Officer